SERVICES AGREEMENT

This Agreement (this "Agreement") is made and entered into on August 8th, 2019, by and between PCG Advisory, Inc., a New York corporation, located at 150 East 58th Street, 20th Floor, New York, NY 10155 (the "Consultant") and Qrons Inc. (the "Client"), located at 50 Battery Pl, #7T, New York, NY 10280.

W I T N E S S E T H:

WHEREAS, the Consultant operates a strategic advisory, investor relations and public relations firm; and

WHEREAS, the Client desires to utilize the services of the Consultant and the Consultant desires to provide services in connection with its business operations on the terms and conditions set forth herein;

NOW, THEREFORE, for good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto agree as follows:

1.  CONSULTANT DUTIES. The Consultant shall provide to the Client certain investor relations and capital market advisory services as set forth on Schedule A hereto (the "Services"). The Consultant shall use its best efforts and judgment and devote such effort and skills to effectively perform such Services All Services shall be provided by the Consultant subject to and in accordance with all applicable law including securities laws applicable to a public reporting company.

2.  TERM. Unless earlier terminated as set forth below, the term of the Agreement shall commence on the date hereof and shall continue until February 7th, 2020 (the "Initial Term") and thereafter shall automatically be renewed for successive one month periods (each a "Additional Term") unless either party notifies the other party in writing prior to the end of such Additional Term that it desires to terminate the Agreement in which event the Agreement shall terminate as of the close of such Additional Term.

3.  FEES. As consideration for the Services to be rendered by the Consultant to the Client hereunder, the Client shall pay the Consultant the following fees;

a.
  Cash compensation of $5,000 per month (the "Cash Fee"), $2,500 of which shall be deferred and shall not become due and payable until such time as the Client raises financing in the amount of at least $300,000 (a "Financing").  The Client agrees to pay $2,500 per month, due within five (5) days of the receipt of an invoice from the Consultant, with $2,500 to be paid upon the signing of this Agreement. For the purposes of this Agreement, a Financing shall not include funds received as an advance, loan, credit or debt financing nor any amounts received from an affiliated party.

b.	Equity compensation of 50,000 shares of restricted common stock (the "Shares"), due and earned upon signing of this Agreement.

c.	Cash Fee payments can be made either by check, wire transfer, as per the instructions below:

PCG Advisory, Inc.
JPMorgan Chase NY, NY
ABA # 021000021
A/C # 358870308

d.
The Shares constitute a commencement incentive and consideration now earned, due and owing to the Consultant for entering into this Agreement and allocating its resources to the Client's account for the Initial Term.

e.	The Client agrees that it shall take no action to cause the Shares to become canceled, voided or revoked, or the issuance thereof to be voided or terminated unless required by applicable law.

f.
Company agrees to take all action necessary to assist in the removal of the restrictive legend from the Shares upon presentation by the Consultant of  documentation, including a seller's representation letter and an opinion of counsel, satisfactory to the Company's counsel that the Consultant may sell the Shares under Rule 144 of the Securities Act of 1933, as amended.

The Consultant acknowledges and agrees that the Company has no obligation to register the Shares at any time.

4.  CLIENT DUTIES. The Client agrees to the following:

a.	The Client will disclose to the Consultant any and all information the Client deems pertinent and necessary to the Services to be performed hereunder; and

b.	The information supplied by the Client to the Consultant will be from dependable and reliable sources and will be true and accurate in all material respects.

5.  CONFIDENTIALITY. The Consultant acknowledges and agrees that it is imperative to the success of the Company and its affiliates that all proprietary information related to the Company and its business and operations be maintained in strict confidence.  Other than as required by applicable law, the Consultant nor any of its affiliates, consultants, employees, agents, and/or officers or directors shall, directly or indirectly, copy, disclose or transfer to any third party any knowledge or information about the Company (the "Confidential Information") except in furtherance of the performance of the Services and for the benefit of the business of the Company without the Company's prior written consent. This agreement regarding the Confidential Information shall survive the termination or expiration of this Agreement.

6.  INDEMNIFICATION. Consultant hereby indemnifies and holds harmless the Company and its officers, directors, employees, advisors, agents and affiliates from any and all damages, liabilities, losses and expenses, including but not limited to reasonable legal fees related to or arising from: (i) Consultant's failure to comply with any state or federal securities law, (ii) the making by the Consultant or its affiliates any untrue statement of material facts or omitting to state any material fact in connection with an investment in the Company, or (iii) Consultant's breach of any representation, warranty or covenant made herein (each of clause (i), (ii) and (iii), a "Termination Event"). This indemnification shall survive the termination of this Agreement.

7.  CLIENT REPRESENTATIONS AND WARRANTIES. The Client hereby represents and warrants to the Consultant that this Agreement has been duly authorized, executed and delivered by the Client and constitutes the legal, valid and binding obligation of the Client, enforceable against the Client in accordance with its terms, except as such enforceability may be limited by general principles of equity or applicable bankruptcy, insolvency, reorganization, moratorium, liquidation and other similar laws relating to, or affecting generally, the enforcement of applicable creditors' rights and remedies.

8.  CONSULTANT REPRESENTATIONS AND WARRANTIES.

(a)
The Consultant hereby represents and warrants to the Client that (i) this Agreement has been duly authorized, executed and delivered by the Consultant and constitutes the legal, valid and binding obligation of the Consultant, enforceable against the Consultant in accordance with its terms, except as such enforceability may be limited by general principles of equity or applicable bankruptcy, insolvency, reorganization, moratorium, liquidation and other similar laws relating to, or affecting generally, the enforcement of applicable creditors' rights and remedies; and (ii) it is under no obligation to any other party that is in any way inconsistent with, or that imposes any restrictions upon the Consultant's performance hereunder.

(b)
The Consultant understands that the Shares have not been registered under the Securities Act of 1933, as amended or registered or qualified under any the securities laws of any state or other jurisdiction, and are "restricted securities" and as such may not be transferred, offered or sold unless an exemption from registration requirements is available.

(c)
The Consultant is acquiring the Shares for its own account, for investment purposes only, and not with a view to or for resale or distribution of any part thereof. The Consultant does not have any contract, undertaking, agreement or arrangement with any person to sell, transfer or grant participation to such person with respect to the Shares.

(d)
The Consultant represents and warrants to the Company that it will refrain from taking any action that is contrary to the best interests of the Company or that is not in compliance with applicable law, including state and federal securities laws and regulatory requirements.

9.  TERMINATION. Upon the occurrence of a Termination Event, the Client shall have the right to terminate the Consultant and in such event, no further payments shall be due the Consultant from such date of termination.

10. RELATIONSHIP AMONG THE PARTIES. Nothing contained in this Agreement shall be construed to (i) constitute the Parties as joint venturers, partners, co-owners or otherwise as participants in a joint undertaking; (ii) constitute the Consultant as an agent, legal representative or employee of the Client; or (iii) authorize or permit the Consultant or any director, officer, employee, agent or other person acting on its behalf to incur on behalf of the other party any obligation of any kind, either express or implied, or do, sign or execute any things, deeds, or documents which may have the effect of legally binding or obligating the Client in any manner in favor of any individual, business, trust, unincorporated association, corporation, partnership, joint venture, limited liability company or other entity of any kind.  The Client and the Consultant agree that the relationship among the parties shall be that of independent contractor.

11. ENTIRE AGREEMENT. This Agreement constitutes the entire agreement between the parties with respect to the subject matter contained herein and supersedes all prior oral or written agreements, if any, between the parties with respect to such subject matter and, except as otherwise expressly provided herein, is not intended to confer upon any other person any rights or remedies hereunder.  Any amendments hereto or modifications hereof must be made in writing and executed by each of the parties.  Any failure by a party to enforce any rights hereunder shall not be deemed a waiver of such rights. The Parties agree that this Agreement has been mutually drafted and authored by all the Parties and that it shall not be construed against any one Party.

12. NON-SOLICITATION. During the Term of this Agreement and for twenty-four (24) months after any termination of this Agreement, the Client will not, without prior written consent of the Consultant, either directly or indirectly, on the Client's behalf or in the service or on behalf of others, solicit or attempt to solicit, divert or hire away any person employed by the Consultant currently or during the previous twelve (12) months. .

13. JURISDICTION. This Agreement shall be governed by and construed in accordance with the laws of the State of New York without giving effect to conflict of laws principles. The parties agree that any dispute arising out of or in relation to this Agreement shall be resolved by arbitration and each party expressly agrees, consents and submits to the personal jurisdiction and venue of the American Arbitration Association in New York County, New York.

14. SEVERABILITY. If any paragraph, term or provision of this Agreement shall be held or determined to be unenforceable, the balance of this Agreement shall nevertheless continue in full force and effect unaffected by such holding or determination.

15. HEADINGS. The section headings contained in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.

16. NOTICES. Any notice required by this Agreement (a) shall be in writing, (b) may be delivered personally, sent via electronic mail, or sent by reputable overnight courier with written verification of receipt or by registered or certified first class United States Mail, postage prepaid, return receipt requested, (c) shall be sent to the addresses listed above or to such other address as such party shall designate by written notice to the other party, and (d) shall be effective upon receipt.

17. ASSIGNMENT. This Agreement may not be assigned by either party hereto without the written consent of the other but shall be binding upon the successors of the Parties.

18. COUNTERPARTS.  This Agreement may be executed in one or more counterparts, each of which shall for all purposes be deemed to be an original but all of which shall constitute one and the same document.

 IN WITNESS, WHEREOF, the parties hereto have duly executed this Agreement on the day and year first above written.

PCG Advisory, Inc.

By:  /s/ Jeffrey S. Ramson
Name: Jeffrey S. Ramson
Title:   Chief Executive Officer

Qrons Inc.

By: /s/ Jonah Meer
Name: Jonah Meer
Title: Chief Executive Officer

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